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Exhibit 99.1

                                  PRESS RELEASE


PEREGRINE PHARMACEUTICALS ANNOUNCES $1,856,000 INVESTMENT FROM INSTITUTIONAL INVESTOR. OVER $10 MILLION IN CASH AND CASH COMMITMENTS ON HAND. CONFERENCE CALL SET FOR 11:00 AM EDT, AUG. 15.

TUSTIN, CA - AUG. 13, 2002 - Peregrine Pharmaceuticals (Nasdaq:PPHM) announced today that it has closed an offering for 2.9 million shares of common stock to one institutional investor in exchange for gross proceeds of $1,856,000. The shares were sold pursuant to the company's shelf registration statement on Form S-3 filed with the Securities and Exchange Commission.

With the financing announced today and the financings announced yesterday, the company now has more than $10 million in cash and cash commitments to fund its ongoing clinical trials, contract manufacturing operations, research and development and other corporate activities.

The company also announced that it will conduct its quarterly conference call on Thursday, August 15 at 11:00 A.M. (EDT). In order to participate in this call, please phone (800) 734-1279 at least five minutes before the call is scheduled to begin. An audio replay will be available afterwards at (800) 633-8284 (code # 20828676) as well as on Peregrine's website, http://www.peregrineinc.com.

"This additional financing further strengthens our ability to carry out our business plan," said Edward Legere, President and CEO of Peregrine. "I am looking forward to our conference call later this week so that I can provide investors with a more detailed overview of our future plans and activities. We have a great deal to look forward to with the growing importance of our technology and the strong outlook for Avid Bioservices, Inc."


ABOUT PEREGRINE PHARMACEUTICALS
Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization, and licensing of unique technologies for the treatment of cancer, primarily based on its three "collateral targeting technologies." Peregrine's Tumor Necrosis Therapy (TNT), Vasopermeation Enhancement Agents (VEA), and Vascular Targeting Agents (VTA) target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. The company's lead TNT anti-cancer drug, CotaraTM, is currently in a multi-center Phase II clinical trial for brain cancer and Phase I trials for colorectal, pancreas, soft tissue sarcoma and biliary cancers. Final preparations are being made to start a multi-center, multi-national Phase III trial for brain cancer. Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the website www.peregrineinc.com.

Safe Harbor Statement: This release may contain certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private

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Securities Litigation Reform Act of 1995. Actual events or results may differ from the company's expectations as a result of risk factors discussed in Peregrine's reports on file with the U.S. Securities and Exchange Commission, including, but not limited to, the company's report on Form 10-K for the year ended April 30, 2001 and on Form 10-Q for the quarter ended January 31, 2002.

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